Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
Neogen Corporation
517/372-9200

Neogen acquires Macleod Pharmaceuticals

LANSING, Mich., Oct. 2, 2012 – Neogen Corporation (Nasdaq: NEOG) announced today that it has acquired the stock of Macleod Pharmaceuticals, an animal health company headquartered in Fort Collins, Colorado. The family-owned business is the original manufacturer of Uniprim®, a popular antibiotic for horses.

Macleod has been involved in veterinary pharmaceutical research, development, and manufacturing since 1989. Uniprim is a prescription-only combination of trimethoprim and sulfadiazine that provides effective antibacterial activity against a wide range of infection in animals. The product is widely distributed throughout the U.S., and is also available throughout Canada through an exclusive distribution agreement with Bio-Agri Mix.

“Uniprim represents an outstanding addition to Neogen’s broad line of professional equine products, and will be distributed through Neogen’s current veterinary distributors to professional equine caregivers who are already familiar with Neogen products,” said James Herbert, Neogen’s chief executive officer. “When Macleod’s owners, Dr. Pay and his wife, decided to sell the business and enjoy retirement activities, we were pleased they contacted Neogen.”

The products are manufactured in an FDA-approved pharmaceutical facility owned by Macleod in Fort Collins. Neogen plans to retain Macleod’s current employees and continue to operate from that facility.

“As veterinarians, we have spent most of our career in the development of animal health products, first in the United Kingdom, and then here in the U.S.,” said Dr. Michael Pay, Macleod’s chief executive officer. “We were pleased to see our business transfer into the capable hands of a company with the excellent reputation of Neogen. Neogen is widely known among equine veterinarians throughout the U.S. and Canada.”

The Macleod business will be reported as a part of Neogen’s animal safety group. Macleod’s revenues for its most recent 12 months were approximately $4 million.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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